Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of April 2, 2018, is entered into by and among USA Compression Partners, LP, a Delaware limited partnership (the “Partnership”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP” and, together with ETE, the “Energy Transfer Parties”), and USA Compression Holdings, LLC, a Delaware limited liability company (“USAC Holdings” and, together with the Energy Transfer Parties, the “Holders” and each individually a “Holder”).  Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into of (i) that certain Purchase Agreement (the “Purchase Agreement”), dated as of January 15, 2018, by and among USAC Holdings, ETE, Energy Transfer Partners, L.L.C., a Delaware limited liability company, and, solely for certain purposes set forth therein, R/C IV USACP Holdings, L.P., a Delaware limited partnership, and ETP; (ii) that certain Contribution Agreement (the “Contribution Agreement”), dated as of January 15, 2018, by and among ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP, ETC Compression, LLC, a Delaware limited liability company, the Partnership, and, solely for certain purposes set forth therein, ETE; and (iii) that certain Equity Restructuring Agreement (the “Restructuring Agreement” and, together with the Purchase Agreement and the Contribution Agreement, the “Transaction Agreements”), dated as of January 15, 2018, by and among ETE, USA Compression GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“USAC GP”), and the Partnership;

WHEREAS, the Holders, in the aggregate, beneficially own 52,283,547 common units representing limited partner interests in the Partnership (“USAC Common Units”) and each Holder owns the number of USAC Common Units set forth opposite its name on Schedule I hereto;

WHEREAS, ETP beneficially owns 6,397,965 Class B units representing limited partner interests in the Partnership (the “USAC Class B Units”), which USAC Class B Units are convertible into USAC Common Units on a one-for-one basis upon the one-year anniversary of the Closing Date (as defined herein); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Transaction Agreements (the “Closing”) and, in connection with the Closing, the Partnership and the Holders wish to enter into this Agreement to provide the Holders certain registration rights with respect to the USAC Common Units owned by such Holders (including the USAC Common Units issuable upon the conversion of the USAC Class B Units).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Partnership and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                             Definitions.  Capitalized terms used herein without definition shall have the meanings given to them in the Contribution Agreement.  The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person.  For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Closing” shall have the meaning set forth in the recitals.

“Closing Date” means April 2, 2018.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Courts” shall have the meaning set forth in Section 3.15.

“Demanding Holder” and “Demanding Holders” shall have the meaning set forth in Section 2.01(a).

“Effectiveness Period” shall have the meaning set forth in Section 2.04(a)(ii).

“Energy Transfer Parties” shall have the meaning set forth in the preamble.

“ETE” shall have the meaning set forth in the preamble.

“ETP” shall have the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Filing Date” shall have the meaning set forth in Section 2.04(f).

“Governmental Authority” means any  federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or  governmental or quasi-governmental authority of any nature, including,  any governmental agency, branch, commission, department, official, or entity,  any court, judicial authority, or other tribunal, and  any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

“Holding Period” means the period beginning on the date of this Agreement through the  earlier of (a) eighteen months after the Closing Date or (b) the date on which USAC Holdings no longer beneficially owns at least 1,000,000 Registrable Units.

“Issue Price” means $17.03.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Liquidated Damages” shall have the meaning set forth in Section 2.04(f).

“Liquidated Damages Cap” shall have the meaning set forth in Section 2.04(g).

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) that USAC GP shall designate as a National Securities Exchange for purposes of this Agreement.

“Other Holder” shall have the meaning set forth in Section 2.02(a).

“Partnership” shall have the meaning set forth in the preamble.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of April 2, 2018.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Piggyback Registration” shall have the meaning set forth in Section 2.02(a).

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Register,” “Registered” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) USAC Common Units beneficially owned by the Holders as of the date of this Agreement, (ii) the USAC Common Units issuable upon conversion of the USAC Class B Units owned by ETP, (iii) the USAC Common Units issuable to USAC GP pursuant to the Restructuring Agreement and (iv) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when a Registration Statement covering such Registrable Unit becomes or has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Registration Statement, (B) when such Registrable Unit has been disposed of  pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (C) when such Registrable Unit is held by the Partnership or one of its direct or indirect subsidiaries, (D) when such Registrable Unit has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 3.06, (E) if such Registrable Unit has been sold in a private transaction in which the transferor’s rights under this Agreement are assigned to the transferee pursuant to Section 3.06 and such transferee is not an Affiliate of USAC GP, at the time that is two (2) years following the transfer of such Registrable Unit to such transferee and (F) in the case of Registrable Units beneficially owned by the Energy Transfer Parties, three (3) years after ETE and ETP cease to be an Affiliate of USAC GP (including where USAC GP ceases to be the general partner of the Partnership).

“Registration Expenses” shall have the meaning set forth in Section 2.05.

“Registration Request” shall have the meaning set forth in Section 2.01(a).

“Registration Statement” means any registration statement of the Partnership under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Restructuring Agreement” shall have the meaning set forth in the recitals.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Holder” means any holder of the Partnership’s Series A Preferred Units representing limited partner interests in the Partnership, including any Person holding

USAC Common Units resulting from the conversion or redemption of the Series A Preferred Units, or holding any USAC Common Units issued upon exercise of the warrants issued in connection with the issuance of the Series A Preferred Units.

“Series A Preferred Registration Rights Agreement” means that certain Registration Rights Agreement dated as of April 2, 2018 by and among the Partnership and each of the other parties listed on the signature page thereto, as may be amended from time to time.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01(a).

“Suspension Period” shall have the meaning set forth in Section 2.03.

“Transaction Agreements” shall have the meaning set forth in the recitals.

“USAC Class B Units” shall have the meaning set forth in the recitals.

“USAC Common Units” shall have the meaning set forth in the recitals.

“USAC GP” shall have the meaning set forth in the recitals.

“USAC Holdings” shall have the meaning set forth in the preamble.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01                             Shelf Registration.

(a)                                 At the option and upon the written request (the “Registration Request”) of a Holder (any such Holder, a “Demanding Holder”) the Partnership shall use commercially reasonable efforts to prepare and file a Registration Statement to permit the public resale of the Registrable Units of such Demanding Holder from time to time as permitted by Rule 415 of the Securities Act (a “Shelf Registration Statement”) in accordance with the provisions of this Agreement; provided, that the Partnership shall only be obligated to prepare and file such Shelf Registration Statement (i) with respect to any request by the Energy Transfer Parties, if the amount of Registrable Units to be registered for resale by the Energy Transfer Parties is greater than or equal to at least five percent (5%) of the then outstanding Registrable Units beneficially owned by the Energy Transfer Parties, (ii) with respect to any request by the Energy Transfer Parties, if the request is made after the expiration of the Holding Period and (iii) if the request is made after the expiration of any applicable lock-up period imposed by the Partnership pursuant to Section 2.07; and provided, further, that the Partnership shall not be required to effect more than (A) three (3) Registrations pursuant to this Section 2.01 on behalf of ETE; and (B) three (3) Registrations pursuant to this Section 2.01 on behalf of ETP.  Within five (5) Business Days of receipt of a Registration Request, the Partnership shall give written notice to each other Holder regarding such proposed Registration, and such notice shall offer such other Holders the opportunity to include in the Registration such number of Registrable Units as each such Holder may request. Each such Holder shall make its request in writing to the Partnership within three

(3) Business Days after the receipt of any such notice from the Partnership, which request shall specify the number of Registrable Units intended to be disposed of by such Holder.  For the avoidance of doubt, the Energy Transfer Parties shall not be entitled to be Demanding Holders until the expiration of the Holding Period.

(b)                                 In connection with an underwritten offering of Registrable Units pursuant to this Section 2.01, the Demanding Holders shall have the right to select the managing underwriter or underwriters to lead the offering, subject to the Partnership’s consent, not to be unreasonably withheld or delayed.  The Partnership shall not be required to effect more than (i) two (2) underwritten offerings of Registrable Units in any 360-day period on behalf of ETE and ETP and (ii) two (2) underwritten offerings of Registrable Units in any 360-day period on behalf of USAC Holdings; provided, however, that if any Series A Preferred Holder is conducting or actively pursuing an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement on any date after three years from the date hereof, then the Partnership may suspend any right of USAC Holdings, the Energy Transfer Parties or any of their respective Affiliates to require the Partnership to conduct an underwritten offering on their behalf pursuant to this Section 2.01, except that the Partnership may only suspend the right of USAC Holdings or the Energy Transfer Parties to require the Partnership to conduct an underwritten offering pursuant to this Section 2.01 once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.  If the Partnership, USAC Holdings, the Energy Transfer Parties or any of their respective Affiliates is conducting or actively pursuing a securities offering of USAC Common Units with anticipated gross offering proceeds of at least $50 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend any Series A Preferred Holder’s right to require the Partnership to conduct an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement on such Series A Preferred Holder’s behalf pursuant thereto; provided, however, that the Partnership may only suspend such Series A Preferred Holder’s right to require the Partnership to conduct an underwritten offering pursuant to Section 2.03 of the Series A Preferred Registration Rights Agreement once in any six-month period and in no event for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period.

(c)                                  In connection with an underwritten offering of Registrable Units pursuant to this Section 2.01, if the managing underwriter(s) advise the Partnership that in their opinion the number of USAC Common Units proposed to be included in such offering exceeds the number of USAC Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the USAC Common Units proposed to be sold in such offering), the Partnership shall include in such Registration and offering:

(i)                                     With respect to any underwritten offering occurring (i) prior to the expiration of the Holding Period, (ii) after the expiration of the Holding Period but prior to eighteen months from the Closing Date, (iii) after eighteen months from the Closing Date but prior to the two-year anniversary of the Closing Date and USAC Holdings beneficially owns less than 1,000,000 Registrable Units or (iv) on any date following the two-year anniversary of the Closing Date, then in the case of clause (i), (ii), (iii) and (iv),

(A) first, the number of USAC Common Units that the Demanding Holder proposes to sell and (B) second, the number of USAC Common Units requested to be included therein by other Holders that have elected to include Registrable Units in such underwritten offering pursuant to Section 2.01(a), pro rata among all such unitholders on the basis of the number of USAC Common Units requested to be included therein by all such unitholders or as such unitholders may otherwise agree.  If the number of USAC Common Units that can be sold is less than the number of USAC Common Units proposed to be sold by the Demanding Holder, the amount of USAC Common Units to be sold shall be fully allocated to the Demanding Holder.

(ii)                                  With respect to any underwritten offering occurring after the expiration of the Holding Period but prior to the two-year anniversary of the Closing Date and so long as USAC Holdings beneficially owns at least 1,000,000 Registrable Units, the amount of USAC Common Units to be sold shall be allocated such that USAC Holdings and the Energy Transfer Parties each receive 50% of the net proceeds from the sale.

(d)                                 In connection with any Registrable Units offered pursuant to a Shelf Registration Statement under this Section 2.01, the Holders shall provide the Partnership with not less than three (3) Business Days’ notice before selling or disposing of any such Registrable Units.

Section 2.02                             Piggyback Registration.

(a)                                 Commencing on the expiration of the Holding Period (or, in the case of USAC Holdings only, on the date hereof), if the Partnership proposes to file with the SEC (i) a Registration Statement to register any USAC Common Units for an underwritten offering under the Securities Act or (ii) a prospectus supplement relating to the sale of USAC Common Units pursuant to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Units were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, in each case for its own account and/or for another Person (except during the period from the date hereof until two years thereafter, for any Series A Preferred Holder) (such other Person, an “Other Holder”), other than on a registration statement on Form S-8 or Form S-4, and the form of registration statement to be used may be used for a registration of Registrable Units (a “Piggyback Registration”), the Partnership shall give five (5) Business Days’ written notice to the Holders of its intention to file such registration statement and, subject to this Section 2.02, shall include in such Registration Statement and in any offering of USAC Common Units to be made pursuant to that Registration Statement all Registrable Units with respect to which the Partnership has received a written request for inclusion therein from any Holder within three (3) Business Days after such Holder’s receipt of the Partnership’s notice (provided, that only Registrable Units of the same class or classes as the USAC Common Units being registered may be included).  The Partnership shall have no obligation to proceed with any Piggyback Registration and may abandon, terminate and/or withdraw such registration for any reason at any time prior to the pricing thereof.  Any Holder shall have the right to withdraw such Holder’s request for inclusion of such Holder’s Registrable Units in such Piggyback Registration by giving written notice to the Partnership of such withdrawal at least two (2) Business Days prior to the time of the public announcement of the Partnership’s intention to conduct such underwritten offering.

(b)                                 If a Piggyback Registration is initiated for an underwritten offering on behalf of the Partnership or any Other Holder and the managing underwriter(s) advise the Partnership that in their opinion the number of USAC Common Units proposed to be included in such offering exceeds the number of USAC Common Units that can be sold in such offering without being likely to materially delay or jeopardize the success or timing of the offering (including the price per unit of the USAC Common Units proposed to be sold in such offering), the Partnership shall include in such registration and offering (i) first, the number of USAC Common Units that the Partnership or, if such offering was initiated by any Other Holder, any Other Holder proposes to sell and (ii) second, the number of USAC Common Units requested to be included therein by the Holders and by any Series A Preferred Holder pursuant to the Series A Preferred Registration Rights Agreement that have elected to include Registrable Units in such Piggyback Registration, pro rata among all such Holders and Series A Preferred Holders on the basis of the number of USAC Common Units requested to be included therein by all such Holders and Series A Preferred Holders or as such Holders, Series A Preferred Holders and the Partnership may otherwise agree and (iii) third, the number of USAC Common Units requested to be included therein by other unitholders of USAC, pro rata among all such unitholders on the basis of the number of USAC Common Units requested to be included therein by all such unitholders or as such unitholders and the Partnership may otherwise agree.  If the number of USAC Common Units that can be so sold is less than the number of USAC Common Units proposed to be sold by the Partnership or any Other Holder pursuant to the Piggyback Registration, the amount of USAC Common Units to be sold shall be fully allocated to the Partnership or such Other Holder, as applicable.

(c)                                  In any Piggyback Registration under Section 2.02(b), the Partnership shall have the right to select the underwriter or underwriters for any offering conducted pursuant thereto.

(d)                                 None of the Holders shall sell any Registrable Units in any offering pursuant to a Piggyback Registration unless it (i) agrees to sell such Registrable Units on the basis provided in the underwriting arrangements approved by the Partnership and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lockups and other documents reasonably required of such Holder under the terms of such arrangements.

Section 2.03                             Suspension Periods.  The Partnership may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, a Shelf Registration Statement in conjunction with a registration of Registrable Units pursuant to Section 2.01 (and, if reasonably required, withdraw any Shelf Registration Statement that has been filed), but in each such case only if USAC GP determines in good faith that (a) such delay would enable the Partnership to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Partnership (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Partnership unable to comply with applicable securities Laws or (c) obtaining any financial statements (including required consents) required to be included in any such Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the

Partnership has delayed the filing, effectiveness or use of a Registration Statement pursuant to this Section 2.03 is herein called a “Suspension Period.” In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360 day period exceed 120 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.04                             Obligations of the Partnership and the Holders.   Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Partnership shall:

(i)                                     as expeditiously as possible, and in any event within 45 days of the applicable Registration Request, subject to the other provisions of this Agreement, prepare and file with the SEC a Registration Statement with respect to such Registrable Units and cause such Registration Statement to become effective not later than 120 days after the date of the filing of such Registration Statement;

(ii)                                  use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep such Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by such Registration Statement have been distributed in the manner set forth and as contemplated in such Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) three (3) years from the date such Registration Statement becomes effective (the “Effectiveness Period”);

(iii)                               furnish to each selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by such Registration Statement or other registration statement;

(iv)                              use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States;

(v)                                 if applicable, use reasonable best efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Registration Statement may be required to be kept effective under this Agreement (provided, that the Partnership will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(vi)                              the Partnership shall ensure that a Registration Statement when it becomes or is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the effective date of a Registration Statement, but in any event within one (1) Business Day of such date, the Partnership will notify the selling Holders of the effectiveness of such Registration Statement.

(vii)                           promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Partnership’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to such Registration Statement or any other registration statement or any Prospectus thereto the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. The Partnership agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(viii)                        upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

(ix)                              otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(x)                                 use reasonable best efforts to cause the Registrable Units to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the selling Holders to consummate the disposition of such Registrable Units; provided, however, that the Partnership shall not be required to qualify or register as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or registered or where it would be subject to taxation as a foreign corporation;

(xi)                              in the case of an underwritten offering requested pursuant to Section 2.01(a), enter into an underwriting agreement containing such provisions (including provisions for indemnification, lockups, opinions of counsel and comfort letters) as are customary and reasonable for an offering of such kind;

(xii)                           in the case of an underwritten offering requested pursuant to Section 2.01(a), use reasonable best efforts to (A) cause the Partnership’s independent accountants to provide customary “cold comfort” letters to the managing underwriter(s) of such offering in connection therewith and (B) cause the Partnership’s counsel to furnish customary legal opinions to such underwriters in connection therewith; and

(xiii)                        use reasonable best efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Partnership are then listed.

(b)                                 It shall be a condition precedent to the obligations of the Partnership to take any action pursuant to this Agreement that the Holders shall furnish to the Partnership such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Partnership shall reasonably request and as shall be required in connection with the action to be taken by the Partnership.

(c)                                  The Holders agree by having their USAC Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Partnership of the occurrence of an event pursuant to Section 2.04(a)(vii) when the Partnership is entitled to do so pursuant to Section 2.03, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to any Registration Statement until it is advised in writing by the Partnership that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.04(a)(vii), and, if so directed by the Partnership, the Holders will deliver to the Partnership all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d)                                 The Partnership may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such units without the Partnership’s prior written consent.

(e)                                  It is understood and agreed that the Partnership shall not have any obligations under this Article II at any time following the termination of this Agreement, unless an underwritten offering in which any Holder participates has been priced, but not completed, prior to the applicable date of such termination, in which event the Partnership’s obligations under this Section 2.04 shall continue with respect to such offering until it is so completed.

(f)                                   If a Registration Statement required by Section 2.01 does not become or is not declared effective within 180 days after the date it is filed with the SEC (the “Filing Date”), then the Holders requesting such registration shall be entitled to a payment (with respect to each Registrable Unit held by such Holders), as liquidated damages and not as a penalty, of 0.25% per annum of the Issue Price for each 30-day period immediately following the 180th day after the Filing Date (the “Liquidated Damages”), until such time as such Registration Statement becomes effective or is declared effective or the Registrable Units covered by such Registration Statement are no longer outstanding.

(g)                                  The Liquidated Damages shall be paid to the Holders requesting registration in cash within ten (10) Business Days of the end of each such 30-day period. Any payments made pursuant to this Section 2.04(g) shall constitute such Holders’ exclusive remedy for such events.  The Liquidated Damages imposed hereunder shall be paid to such Holders in immediately available funds.  In no event will the aggregate amount of Liquidated Damages paid to the Holders exceed 6% of the aggregate value of the USAC Common Units to be sold by the Holders under the applicable Registration Statement, valued using the Issue Price (the “Liquidated Damages Cap”). If the Partnership certifies that it is unable to pay the Liquidated Damages in cash because such payment would result in a breach under any of the Partnership’s or its subsidiaries’ credit facilities filed as exhibits to the Partnership’s SEC documents, then the Partnership may pay the Liquidated Damages in kind in the form of the issuance of additional USAC Common Units. Upon any issuance of USAC Common Units as Liquidated Damages, the Partnership shall promptly prepare and file an amendment to the applicable Registration Statement prior to its effectiveness adding such USAC Common Units to such Registration Statement as additional Registrable Units. The determination of the number of USAC Common Units to be issued as the Liquidated Damages shall be equal to such amounts divided by the volume weighted average price of the USAC Common Units on the National Securities Exchange for the five (5) consecutive trading days ending on the last trading day ending before the date on which the Liquidated Damages payment is due. In addition to being subject to the

Liquidated Damages Cap, the payment of Liquidated Damages to the Holders shall cease at such time as the Registrable Units of the Holders become eligible for resale without limitation as to volume under Rule 144 of the Securities Act.

Section 2.05                             Expenses of Registration.  All expenses incurred in connection with any Registrations pursuant to Section 2.01 and any Registration pursuant to Section 2.02 of this Agreement, and any offerings under the Registration Statements filed in such Registrations, excluding underwriters’ discounts and commissions, but including without limitation all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees (including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance), fees of the Financial Industry Regulatory Authority, Inc. or listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws (including the reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications), and the fees and disbursements of counsel for the Partnership (“Registration Expenses”), shall be paid by the Partnership.  The Holders shall bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any Registrations made pursuant to this Agreement.

Section 2.06                             Indemnification.   The Partnership shall indemnify, to the fullest extent permitted by Law, the Holders against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Partnership by any Holder or to the Partnership by any participating underwriter for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto. In connection with an underwritten offering in which any Holder participates conducted pursuant to a registration effected hereunder, the Partnership shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Holders.

(a)                                 In connection with any Registration Statement in which any Holder is participating, such Holder shall furnish to the Partnership in writing such information as the Partnership reasonably requests for use in connection with any such Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by Law, the Partnership and its officers and directors, against all losses, claims, damages, liabilities, judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Partnership by or on behalf of such participating Holder expressly for use therein. In connection with an underwritten offering conducted pursuant to a registration effected hereunder, the participating Holders shall indemnify each participating underwriter to the same extent as provided above with respect to the indemnification of the Partnership.

(b)                                 Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person.  Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person.  The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld).  An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel.  The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(c)                                  The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

(d)                                 If the indemnification provided for in or pursuant to this Section 2.06 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations.  The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.07                             Lockup.  The Holders shall, in connection with any underwritten offering of the Partnership’s securities, upon the request of the underwriters managing the underwritten offering of the Partnership’s securities, agree in writing not to effect any sale, disposition or distribution of any Registrable Units (other than that included in the registration) without the prior written consent of the underwriters for such period of time as such underwriters may specify, but in no event to exceed ten (10) days prior to the date of the Prospectus and forty-five (45) days from the date of the Prospectus.

Section 2.08                             Limitation on Subsequent Registration Rights.  From and after the date hereof, except for the Series A Preferred Registration Rights Agreement and the registration rights pursuant to the Partnership Agreement, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Units, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis other than expressly subordinate to the piggyback rights of the Holders of Registrable Units hereunder; provided; however, that in no event shall the Partnership enter into any agreement that would permit another holder of securities of the Partnership to participate on a pari passu basis (in terms of priority of cut-back based on advise of underwriters) with a Demanding Holder requesting Registration or an underwritten offering pursuant to Section 2.01.

Section 2.09                             Sale Restrictions.  Each of the Energy Transfer Parties agrees not to publicly or privately sell, dispose of or distribute any USAC Common Units (including any USAC Common Units issuable upon the conversion of any derivative securities) that are beneficially owned by such Holder, or issue (publicly or privately) any derivative securities whose value is based on USAC Common Units, until the expiration of the Holding Period. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Partnership Agreement and the Transaction Agreements, the Energy Transfer Parties shall have no right to publicly or privately sell, dispose of or distribute any USAC Common Units (including any USAC Common Units issuable upon the conversion of any derivative securities), or issue (publicly or privately) any derivative securities whose value is based on USAC Common Units, prior to the expiration of the Holding Period. Commencing on the expiration of the Holding Period, each of the Energy Transfer Parties agrees not to effect any sale, disposition or distribution of greater than ten (10) million USAC Common Units by either Energy Transfer Party in any six-month period; provided, however, that the foregoing shall not restrict the ability of any Energy Transfer Party to sell, dispose of or distribute USAC Common Units to any Person concurrently with the sale, transfer or other disposition of the GP Owner Equity (as defined in the Restructuring Agreement) in accordance with Section 2.5(a) of the Restructuring Agreement.  Nothing contained in this Section 2.09 shall prohibit any sale, disposition or distribution of USAC Common Units by the Energy Transfer Parties to any of its Affiliates so long as such Affiliate agrees to be bound by the terms of this Section 2.09.

ARTICLE III

MISCELLANEOUS

Section 3.01                             Termination.  Except as provided in Section 2.06, this Agreement and all obligations of the Partnership and each of the Holders hereunder shall terminate and have no further force or effect as of the date on which the aggregate beneficial ownership of the Holders is less than 1,000,000 USAC Common Units.

Section 3.02                             Interpretations.  In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States.  The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 3.03                             Amendment and Modifications.  This Agreement may be amended, modified or supplemented only by written agreement of the Partnership and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of the USAC Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 3.04                             Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05                             Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to ETE to:

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas  75225

Attention: General Counsel

E-Mail: tom.mason@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas  77002

Attention:  William N. Finnegan IV

Debbie P. Yee

E-Mail: bill.finnegan@lw.com

debbie.yee@lw.com

If to ETP to:

Energy Transfer Partners, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas  75225

Attention: General Counsel

E-Mail: jim.wright@energytransfer.com

with a copy to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas  77002

Attention: William N. Finnegan IV

Debbie P. Yee

E-Mail: bill.finnegan@lw.com

debbie.yee@lw.com

If to USAC Holdings:

USA Compression Holdings, LLC
100 Congress Avenue, Suite 450
Austin, Texas 78701

Attention: Christopher Porter
E-Mail: cporter@usacompression.com

and

c/o Riverstone Holdings, LLC

712 Fifth Avenue, 36th Floor

New York, New York 10019
Attention: Robert T. Gray
E-Mail: rgray@riverstonellc.com

with a copy to:

Locke Lorde LLP

600 Travis, Suite 2800

Houston, Texas 77002

Attention: Joseph A. Perillo

Michael J. Blankenship

Email: jperillo@lockelord.com

michael.blankenship@lockelord.com

If to the Partnership to:

USA Compression Partners, LP

100 Congress Avenue, Suite 450
Austin, Texas  78701
Attention: Christopher Porter

E-Mail: cporter@usacompression.com

with a copy to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas  77002
Attention: Ramey Layne

Milam Newby

E-Mail: rlayne@velaw.com

mnewby@velaw.com

Section 3.06                             Transfer or Assignment of Registration Rights.  The rights to cause the Partnership to register Registrable Units under Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Units or securities convertible into Registrable Units; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Units or securities convertible into Registrable Units, as applicable, transferred or assigned to such transferee or assignee shall represent at least $50 million of

Registrable Units (determined by multiplying the number of Registrable Units owned by the average of the closing price on the National Securities Exchange for the USAC Common Units for the ten (10) trading days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

Section 3.07                             Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.08                             Third Party Beneficiaries.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.07 shall inure to the benefit of the Persons referred to therein.  No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 3.09                             Other Registration Rights. The Parties hereby acknowledges and agree that the registration rights provided for in this Agreement with respect to the Registrable Units are the sole and exclusive registration rights of the Energy Transfer Parties and their Affiliates (as defined in the Partnership Agreement) with respect to the Registrable Units beneficially owned by the Energy Transfer Parties and their Affiliates.  For the avoidance of doubt, the Energy Transfer Parties hereby acknowledge and agree that the registration rights under Section 7.13 of the Partnership Agreement, will no longer be available to the Energy Transfer Parties and its Affiliates with respect to their Registrable Units and the Energy Transfer Parties for itself and for and on behalf of its Affiliates renounces any claim to the registration rights under Section 7.13 of the Partnership Agreement with respect to their Registrable Units.

Section 3.10                             Entire Agreement.  This Agreement and the Transaction Agreements constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.11                             Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental

Authority,  such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction,  such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority,  to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and  to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.12                             Facsimiles; Electronic Transmission; Counterparts.  This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.  This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 3.13                             Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement

Section 3.14                             Governing Law.  This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 3.15                             Consent to Jurisdiction.  Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 3.05 addressed to such Party at the address specified pursuant to Section 3.05.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such Proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 3.05 to such Party’s address set forth in Section 3.05 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 3.16          WAIVER OF JURY TRIAL.  EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 3.17          Specific Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the jurisdiction provided in Section 3.14, and all such rights and remedies at law or in equity may be cumulative.  The Parties further agree that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 3.16 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P.,
its general partner

By:	Energy Transfer Partners, L.L.C.,
its general partner

By:	/s/ Thomas E. Long
	Name:	Thomas E. Long
	Title:	Chief Financial Officer

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC,
its general partner

By:	/s/ Thomas P. Mason
	Name:	Thomas P. Mason
	Title:	Executive Vice President and General Counsel

USA COMPRESSION HOLDINGS, LLC

By:	/s/ Eric D. Long
	Name:	Eric D. Long
	Title:	President & Chief Executive Officer

USA COMPRESSION PARTNERS, LP

By:	USA Compression GP, LLC,
its general partner

By:	/s/ Eric D. Long
	Name:	Eric D. Long
	Title:	President & Chief Executive Officer

SIGNATURE PAGE TO
REGISTRATION RIGHTS AGREEMENT

Schedule I
Holders’ Interests

Name	Number of USAC Common Units
Energy Transfer Equity, L.P.	20,466,912
Energy Transfer Partners, L.P.	19,191,351
USA Compression Holdings, LLC	12,625,284